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                                                                     Exhibit 8.1


                 [AKIN GUMP STRAUSS HAUER & FELD LLP LETTERHEAD]


February 11, 2003


Republic Engineered Products Holdings LLC
3770 Embassy Parkway
Akron, Ohio 44333-8367

Ladies and Gentlemen:

We have acted as special counsel to Republic Engineered Products LLC, a Delaware limited liability company, Blue Steel Capital Corp., a Delaware corporation (together, the "Issuers"), Republic Engineered Products Holdings LLC, a Delaware limited liability company and N&T Railway Company LLC, a Delaware limited liability company, in connection with the proposed distribution (the "Distribution") of $80,000,000 aggregate principal amount of the Issuers' 10% senior secured notes due 2009 (the "Notes"), pursuant to a registration statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act").


We are of the opinion that the statements set forth under the caption "United States Federal Income Tax Consequences" in the prospectus included as part of the Registration Statement (the "Prospectus") constitute an accurate description, in general terms, of the material United States federal income tax consequences of the receipt of Notes in the Distribution and of the purchase, ownership, and disposition of Notes.


Very truly yours,



/s/  AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.